Exhibit 10.17

OAK STREET HEALTH LLC

EQUITY INCENTIVE PLAN

INCENTIVE UNIT AWARD AND CONTRIBUTION AGREEMENT

This Incentive Unit Award and Contribution Agreement (this “Agreement”), is made effective as of                 , 2019 (hereinafter referred to as the “Date of Grant”), among Oak Street Health, LLC, an Illinois limited liability company (the “Company”), OSH Management Holdings, LLC (“Management LLC”) and                  (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Oak Street Health LLC Equity Incentive Plan (the “Incentive Plan”), which is incorporated herein by reference and made a part of this Agreement (capitalized terms used and not otherwise defined in this Agreement shall have the meanings set forth for such terms in the Incentive Plan or the Fifth Amended and Restated Limited Liability Company Operating Agreement of Oak Street Health LLC (as the same may be amended, modified or supplemented from time to time, the “LLC Agreement”));

WHEREAS, the Participant is employed by or otherwise provides services to the Company or an Affiliate thereof;

WHEREAS, pursuant to the terms of the Incentive Plan, the Board is authorized to select the Participants to whom awards of Incentive Units shall be made;

WHEREAS, the Board has determined that it would be in the best interests of the Company to award the Incentive Units provided for herein to the Participant pursuant to the Incentive Plan and the terms and conditions set forth herein;

WHEREAS, simultaneously with the award of the Incentive Units under this Agreement, Participant desires to contribute the Incentive Units to Management LLC in exchange for an identical number of “Incentive Units” of Management LLC (the “Corresponding Incentive Units”) with the rights, preferences, and privileges as provided in the Limited Liability Company Operating Agreement of Management LLC dated December 12, 2016 (the “Management Operating Agreement”); and

WHEREAS, Part I of this Agreement describes the terms and conditions of the award of Incentive Units to Participant by the Company, Part II of this Agreement describes the terms and conditions of the contribution of the Incentive Units by Participant to Management LLC for Corresponding Units and Part III of this Agreement sets out other terms and conditions and agreements among the parties.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

PART I - Award Agreement

1. Award of Incentive Units.

(a) Incentive Units. Subject to the terms and conditions of this Agreement and the Incentive Plan, the Company hereby grants to the Participant an award of Incentive Units (collectively, the “Incentive Units”).

(b) Hurdle; Distributions. The initial aggregate Hurdle Value with respect to the Incentive Units awarded hereby shall be $                , as shall be adjusted from time to time in accordance with the Incentive Plan and the LLC Agreement. Distributions in respect of Incentive Units shall be made to the Participant in accordance with the provisions of the LLC Agreement. For the avoidance of doubt and notwithstanding anything to the contrary herein, or otherwise in the LLC Agreement or in the Plan, in no event shall the Participant be eligible to receive any distributions in respect of the Incentive Units awarded hereby unless and until the aggregate adjusted Hurdle Value has been achieved.

2. Vesting. All Incentive Units awarded hereby shall initially be unvested. Fifty percent (50%) of the Incentive Units awarded hereby shall vest in accordance with Section 2(a) below (the “Service-Vesting Units”), and the balance of the Incentive Units awarded hereby shall vest in accordance with Section 2(b) below (the “Performance-Vesting Units”).

(a) Service-Vesting Units. The Service-Vesting Units shall vest in installments over four (4) years, with the first 25% vesting on the first anniversary of the Date of Grant and the remaining 75% vesting in equal quarterly installments thereafter (each such date, a “Vesting Date”), subject to the Participant’s continuous employment with the Company or an Affiliate of the Company through the applicable Vesting Date. Upon or following the consummation of a Sponsors’ Exit (as defined in the Incentive Plan) prior to the final Vesting Date, if the Participant’s employment is terminated by the Company or its Affiliates other than for Cause, all unvested Service-Vesting Units then outstanding shall become vested, subject to the Participant’s continuous employment with the Company or an Affiliate of the Company through the date of such Sponsors’ Exit.

(b) Performance-Vesting Units. Upon the consummation of a Sponsors’ Exit, the Performance-Vesting Units shall become 100% vested, subject to the Participant’s continuous employment with the Company or an Affiliate of the Company through the date of such Sponsors’ Exit.

3. Effect of Termination of Employment; Company’s Rights to Repurchase Units.

(a) If the Participant’s employment with the Company and its Affiliates is terminated by either party and for any reason, all then unvested Incentive Units held by the Participant shall be cancelled and forfeited without consideration.

(b) If the Participant’s employment is terminated by the Company or an Affiliate for Cause, then all Incentive Units held by the Participant, whether vested or unvested, shall be cancelled and forfeited without consideration.

(c) If the Participant’s employment with the Company and its Affiliates is terminated for any reason, the vested Incentive Units then held by the Participant shall be subject to cancellation and repurchase by the Company pursuant to this Section 3(c).

(i) Upon any termination of Participant’s employment, the Company shall have the right, but not the obligation (the “Company Call Right”), within 180 days following such termination (the “Call Period”), to make a payment to the Participant in consideration for the cancellation of any one or more of the vested Incentive Units then held by the Participant (the “Called Units”), such payment to equal the Fair Market Value of such Incentive Units taking into account the applicable Hurdle Value for such Incentive Units (the “Call Price”).

(ii) The Company Call Right may be exercised by the Company or any assignee(s) or designee(s) of the Company, as applicable, by delivery of written notice (the “Call Notice”) to the Participant within the Call Period. At the closing of the transactions contemplated by the Company Call Right, (i) the Participant shall deliver certificates, if any, representing the Called Units, duly endorsed for transfer and accompanied by all requisite transfer taxes, if any; (ii) the Called Units shall be free and clear of any Liens (other than those arising hereunder, the LLC Agreement, securities laws and those attributable to actions by the purchasers thereof) and the Participant shall so represent and warrant; (iii) the Participant shall further represent and warrant that it is the sole beneficial and record owner of the Called Units; and (iv) the Participant shall provide a limited release of claims with respect to any claims arising out of or related to the Called Units and the Participant’s capacity as an equity holder. For the avoidance of doubt, all of the Participant’s rights, title and interest in such Incentive Unit shall terminate automatically without any further action required by any Person upon payment of the Call Price for any Incentive Unit.

(iii) Notwithstanding the foregoing, if exercise of the Call Right would constitute (or with notice or lapse of time or both would constitute) an event of default (which remains uncured) under, or would otherwise violate or breach, any financing arrangement of the Company or any of its subsidiaries (a “Financing Restriction”), or if the Company does not have funds available to effect such repurchase of Incentive Units, the Call Period shall be extended until the earliest date on which such Financing Restriction or unavailability of funds has ceased and no such event would result from exercise of the Call Right.

4. Rights as Holder of Incentive Units. The Participant shall be the record owner of the Incentive Units granted hereunder unless and until such Units are forfeited or repurchased pursuant to Section 3, or transferred in accordance with Section 6, and as record owner shall be entitled to all rights of a holder of Incentive Units of the Company; provided, that the Incentive Units shall be subject to the limitations on Transfer set forth in this Agreement, the Incentive Plan and the LLC Agreement.

5. Participant Representations, Warranties and Acknowledgments.

(a) No Reliance on the Company. In determining to accept the Incentive Units, the Participant has not relied upon the Company or any of its Affiliates, or any representative thereof for any advice of any sort, including, but not limited to securities or investment advice, or advice regarding the federal, state or local tax consequences arising from the grant, vesting, holding or disposition of the Incentive Units (the “Tax Matters”).

(b) Acknowledgments. The Participant acknowledges and agrees that:

(i) The Incentive Units cannot be transferred except in very limited circumstances in accordance with the provisions of the LLC Agreement, the Incentive Plan and this Agreement and at present no market for the Incentive Units exists and it is not anticipated that a market for the Incentive Units will develop in the future.

(ii) The Incentive Units may be worthless.

(iii) The Company is treated as a “partnership” for federal and state income tax purposes and, as a result of receiving and holding the Incentive Units, the Participant will be treated as a “partner” of the Company for federal and state income tax purposes. Further, the Participant acknowledges that the Participant’s status may have adverse consequences to the Participant with respect to matters in which employees may be treated more favorably than partners, such as entitlement to and the tax treatment of fringe benefits, employee benefit plans, payroll taxes, and possible self-employment tax liability.

(iv) The Participant will receive an annual Schedule K-l from the Company requiring that the Participant report on the Participant’s tax return the Participant’s distributive share of the income, gain, loss, deductions and credits of the Company attributable to the Incentive Units (including any unvested Incentive Units).

(v) The distributions made to the Participant will not be subject to FIC A or other tax withholding.

(vi) Ownership of the Incentive Units may result in taxable income to the Participant without a corresponding cash or in-kind distribution.

(vii) The Participant has been advised to seek and has had an opportunity to seek independent advice regarding the Tax Matters, including the 83(b) Election required by Section 8 hereof.

(viii) The Company will have no obligation to indemnify or hold the Participants harmless for any claims or liabilities arising from the Tax Matters.

(ix) The Incentive Units will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities laws (collectively, the “Securities Laws”), and they are being issued in reliance upon certain exemptions contained in Securities Laws, including Rule 701 promulgated under the Securities Act and corresponding state law exemptions, if any, and the representations and warranties of the Participant contained herein are essential to any claim of exemption by the Company under the Securities Laws.

(x) The Incentive Units are “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act.

(xi) The Participant is aware that there is no assurance of an Initial Offering and even in the event of an Initial Offering, any capital stock which may be distributed by the Company to the Participant cannot be transferred without registration under the Securities Laws unless the Company receives an opinion of counsel acceptable to it (as to both counsel and the opinion) that such registration is not required.

6. Transferability. Except for Transfers to the Company or as may otherwise be permitted in the LLC Agreement or the Incentive Plan, the Participant may Transfer, directly or indirectly, any Incentive Unit or any interest in any Incentive Unit only with the prior written consent of the Board, which consent shall be withheld or granted in the sole discretion of the Board. In addition to the restrictions on Transfer under the LLC Agreement, the Incentive Plan or this Agreement, the Participant acknowledges that the Incentive Units are “restricted securities” and may only be transferred in compliance with the registration requirements of the Securities Laws or an opinion of counsel acceptable to the Company to the effect that such registration is not required. Any purported assignment, transfer or grant by the Participant, directly or indirectly, of any Incentive Unit or any interest in any Incentive Unit in contravention of the LLC Agreement, the Incentive Plan or this Agreement shall be entirely null and void.

PART II - Contribution Agreement

7. Contribution. The Participant hereby contributes, sells, assigns, conveys, transfers and delivers to Management LLC, and Management LLC accepts from the Participant all of the Incentive Units identified in Section 1(a) in exchange for the issuance by Management LLC to the Participant of an identical number of Corresponding Incentive Units. The Participant irrevocably constitutes and appoints the Company as the Participant’s true and lawful agent and attorney-in-fact with respect to the Incentive Units, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to transfer ownership of the Incentive Units to Management LLC on the Company’s books and records.

8. Terms and Conditions of Award Continue. The Participant hereby acknowledges and agrees that (i) the Corresponding Incentive Units shall be subject to the terms and conditions of Part I of this Agreement and of the Incentive Plan and in particular, the Hurdle Value set forth Section 1(b) of this Agreements will continue to apply to the Corresponding Incentive Units; and (ii) Part I of this Agreements shall be read as if the “Incentive Units” refers to the Corresponding Incentive Units and as if the “LLC Agreement” refers to the Management Operating Agreement. Either Management LLC or the Company, acting through this Agreement, the LLC Agreement and the Management Operating Agreement, shall be entitled to enforce any right or remedy of Part I against the Participant.

9. Member of the Company; Joinder. The Participant hereby (i) agrees and acknowledges that Participant has received and read a copy of the LLC Agreement and the Management Operating Agreement and (ii) agrees that, if Participant was not a Member of the Management LLC prior to the issuance of the Corresponding Incentive Units hereunder, then by execution of this Agreement, Participant shall become, effective as of the Date of Grant, a party to the Management Operating Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Management Operating Agreement as though an original party thereto and shall be deemed, and is hereby admitted as, a Member, for all purposes thereof and entitled to all the rights incidental thereto.

PART III - Other Agreements

10. Profits Interest. The Incentive Units and the Corresponding Incentive Units are intended to constitute a “profits interest” for all U.S. federal income tax purposes. A profits interest is granted in connection with the performance of services and is a right to receive distributions funded solely by the profits of the Company and Management LLC, respectively, which are generated after the grant. As such, the Board of Management LLC shall, if necessary, limit distributions and allocations of profits to the Participant so that such distributions and allocations do not exceed the available profits in respect of such Participant’s related profits interest.

11. Spousal Consent. If married, the Participant has caused the Participant’s spouse to execute and deliver to the Company and Management LLC the Consent of Spouse in the form attached hereto as Exhibit A. If no Consent of Spouse has been executed and delivered to the Company and Management LLC on the Date of Grant, the Participant represents and warrants that the Participant is not married and no person has or will have a marital or community property interest in the Incentive Units. If the Participant marries after the Date of Grant, the Participant will cause the Participant’s spouse to execute and deliver to the Company and Management LLC a Consent of Spouse in the form attached hereto as Exhibit A.

12. LLC Agreement; Management Operating Agreement. Neither the adoption of the Incentive Plan nor the grant of any Incentive Units or issuance of Corresponding Incentive Units pursuant to this Agreement shall restrict in any way the adoption of any amendment to the LLC Agreement or Management Operating Agreement in accordance with its terms.

13. Section 83(b) Election. As a condition subsequent to the issuance of the Incentive Units and Corresponding Incentive Units pursuant to this Agreement, the Participant shall execute and deliver to the Company and the Internal Revenue Service (the “IRS”) a timely, valid election under Section 83(b) of the Code (the “83(b) Election”) as to each of the Incentive Units and Corresponding Incentive Units. The Participant understands that under Section 83 of the Code, regulations promulgated thereunder, and certain IRS administrative announcements in the absence of an effective election under Section 83(b) of the Code, the excess of the fair market value of the Incentive Units or Corresponding Incentive Units on the date on which any forfeiture restrictions applicable to such the Incentive Units or Corresponding Incentive Units lapse over the respective price paid for the Incentive Units or Corresponding Incentive Units (which price is $0) may be reportable as ordinary income at that time. For this purpose, the term “forfeiture restrictions” means the restrictions on transferability and the vesting conditions imposed under this Agreement. The Participant understands that (i) in making the 83(b) Election as to each of the Incentive Units and Corresponding Incentive Units, the Participant may be taxed at the time the Incentive Units and Corresponding Incentive Units are acquired hereunder to the extent the fair market value of the Incentive Units and Corresponding Incentive Units exceeds the purchase price for such Units and (ii) in order to be effective, the 83(b) Election as to each of the Incentive Units and Corresponding Incentive Units must be filed with the IRS within thirty (30) days after the Date of Grant. The Participant hereby acknowledges that (x) the foregoing description of the tax consequences of the 83(b) Election is not intended to be complete and, among other things, does not describe state, local or non-U.S. income and other tax consequences or all tax considerations that might be relevant to the Participant in light of the Participant’s circumstances or if the Participant is subject to special tax rules, (y) neither the Company or Management LLC has provided, and is not hereby providing, the Participant with legal or tax advice regarding the Incentive Units or the Corresponding Incentive Units or the 83(b) Election and has urged the Participant to consult the Participant’s own tax advisor with respect to the taxation consequences thereof, and (z) neither the Company or Management LUC has advised the Participant to rely on any determination by it or its representatives as to the fair market value specified in the 83(b) Election and will have no liability to the Participant if the actual fair market value of the Incentive Units or the Corresponding Incentive Units on the Date of Grant exceeds the amount specified in the 83(b) Election.

14. Notices. Any notice necessary under this Agreement shall be addressed to the Company or Management LLC at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company or one of its Affiliates or to any party at such other address as such party may hereafter designate in writing to the other parties. Any such notice shall be deemed effective upon receipt thereof by the addressee.

15. Incorporation of Incentive Plan and LLC Agreement. By entering into this Agreement, the Participant agrees and acknowledges that (i) the Participant has received and read a copy of the Incentive Plan, the LLC Agreement and the Management Operating Agreement, (ii) the Incentive Units are subject to this Agreement, the Incentive Plan and the LLC Agreement, and (iii) the Corresponding Incentive Units are subject to this Agreement, the Incentive Plan and the Management Operating Agreement, the terms and provisions of all of which are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Incentive Plan, the applicable terms and provisions of the Incentive Plan will govern and prevail. In the event of a conflict between any term or provision contained herein or the Incentive Plan and a term or provision of the Management Operating Agreement, the applicable terms and provisions of the Management Operating Agreement will govern and prevail.

16. Certain Specific Acknowledgements; Entire Agreement. This Agreement (together with the Incentive Plan, the LLC Agreement and the Management Operating Agreement) embody the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way. Without limiting the provisions of Section 15, the Participant acknowledges that the Corresponding Incentive Units are subject to Incentive Plan, LLC Agreement and Management Operating Agreement provisions under which (a) in certain circumstances an adjustment may be made to the number of Corresponding Incentive Units and/or the applicable Hurdle Value of the Corresponding Incentive Units; (b) the Board has full discretion to interpret and administer the Incentive Plan and this Agreement and its judgments are final, conclusive and binding; and (c) the Participant may be required to sell the Participant’s Corresponding Incentive Units or otherwise participate in a transaction where other equity holders of the Company are selling (a “drag-along”).

17. No Right to Continued Service. Neither the Incentive Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any other continuing relationship with, the Company or any of its Affiliates.

18. Tax Withholding. The Participant shall be required to pay to the Company, Management LLC or any Affiliate, and the Company, Management LLC and its Affiliates shall have the right and are hereby authorized to withhold from any payment due or transfer made under any Corresponding Incentive Unit, under the Incentive Plan or from any other amount owing to a Participant (including in connection with any Transfers), the amount (in cash, securities or other property) of any applicable U.S. federal, state, local or non-U. S. withholding taxes in respect of an Incentive Unit or any payment or transfer under an Corresponding Incentive Unit or the Incentive Plan and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such taxes. The Company and Management LLC acknowledge that, absent a change in applicable Law, the Participant intends to value the Incentive Units awarded hereby and Corresponding Incentive Units issued in exchange therefor using the “liquidation value” of such Incentive Units and Corresponding Incentive Units, and that consistent with the intention of the Incentive Units and Corresponding Incentive Units to constitute a “profits interest,” the Participant intends the value of the Incentive Units and Corresponding Incentive Units to be $0 upon grant. The Company, Management LLC and its Affiliates agree to withhold taxes in a manner consistent with this treatment unless otherwise required by applicable Law.

19. Severability. If any provision of this Agreement is, becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person, the Incentive Units or the Corresponding Incentive Units, or would disqualify the Incentive Units or Corresponding Incentive Units under any Law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to the applicable Laws, or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of this Agreement, such provision shall be stricken as to such jurisdiction, Person, the Incentive Units or Corresponding Incentive Units and the remainder of this Agreement, the Incentive Units and Corresponding Incentive Units shall remain in full force and effect.

20. Choice of Law; Forum. This Agreement and all claims and controversies hereunder shall be governed by and construed in accordance with the internal laws of the State of Illinois, without regard to the choice of law provisions thereof. The parties hereto hereby agree and consent to be subject to the jurisdiction of the U.S. District Court, Northern District of Illinois or the State Court of Illinois, Cook County over any action, suit or proceeding (a “Legal Action”) arising out of or in connection with this Agreement. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such Legal Action. Each of the parties hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such Legal Action by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address contained in the records of the Company, Management LLC and its Affiliates, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing in this Section shall affect the right of any party hereto to serve legal process in any other manner permitted by law. This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between the parties to waive any objections to venue or to convenience of forum.

21. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT SUCH PARTY AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

22. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Incentive Unit Award and Contribution Agreement as of the date first written above.

OAK STREET HEALTH, LLC

By:
Name:	Mike Pykosz
Title:	Chief Executive Officer

OSH MANAGEMENT HOLDINGS, LLC

By:
Name:	Mike Pykosz
Title:	Chief Executive Officer

PARTICIPANT:

Print Name

Signature

[Signature Page to Incentive Unit Award and Contribution Agreement]

EXHIBIT A

Consent of Spouse

I,                 , the spouse of                 , hereby acknowledge that I have read the foregoing Incentive Unit Award and Contribution Agreement and the Fifth Amended and Restated Limited Liability Operating Agreement of Oak Street Health, LLC, an Illinois limited liability company (the “Company”) and the Limited Liability Company Operating Agreement dated December 12, 2016 of OSH Management Holdings, LLC, an Illinois limited liability company (“Management LLC”) (together, the “Agreements”) and that I understand their contents. I am aware that the Agreements contain numerous provisions that affect my spouse, any Member, the Incentive Units and Corresponding Incentive Units (as defined in the Incentive Unit Award and Contribution Agreement) that may be granted to my spouse, including, without limitation, provisions that provide for the forfeiture of such Incentive Units and Corresponding Incentive Units and repurchase of such Incentive Units and Corresponding Incentive Units under certain circumstances, and impose other restrictions on the transfer of such Incentive Units and Corresponding Incentive Units. I hereby consent to the Agreements and agree to be bound by the provisions of the Agreements, and any other agreements now or hereafter entered into by my spouse in connection with such Incentive Units and Corresponding Incentive Units as and to the same extent as if an initial named party thereto and as amended from time to time. Specifically, I agree that my spouse’s interest in the Incentive Units and Corresponding Incentive Units is subject to the Agreements and any direct or indirect interest I may have in such Incentive Units and Corresponding Incentive Units will also be irrevocably bound by the Agreements and, further, that my marital or community property interest in such Incentive Units and Corresponding Incentive Units will be similarly bound by the Agreements. This consent and agreement may be relied upon by my spouse, the Company, Management LLC and any other Member or other equity holder of the Company or Management LLC, and is irrevocable.

I am aware that the legal, financial and other matters contained in the Agreements are complex and I am encouraged to seek advice with respect thereto from independent legal and/or financial counsel. I have either sought such advice or determined after carefully reviewing the Agreements that I hereby waive such right.

Acknowledged and agreed to this              day of                 , 20        .

Name: